Exhibit 23.1

AUDIT ALLIANCE LLP® A Top 18 Audit Firm 10 Anson Road, #20- 16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website:www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form 10-K of our report dated March 31, 2026 and March 31, 2025, relating to the financial statements of Ribbon Acquisition Corp. as of December 31, 2025 and 2024 and for the year ended December 31, 2025 and for the period from July 17, 2024 (inception) to December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP

Singapore

June 12, 2026